EXHIBIT I

JOINT FILING AGREEMENT

The undersigned hereby agree that this Statement on Schedule 13G/A with respect to the beneficial ownership of shares of Common Stock, par value $0.01 per share, of Universal Display Corporation is filed jointly, on behalf of each of them.

This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original as against the other parties whose signatures appear hereon, and each of which shall together constitute one and the same instrument. If executed in multiple counterparts, this Agreement shall become binding when any counterpart or counterparts hereof, individually or taken together, bear the signatures of all parties reflected hereon as the signatories.

Sherwin I. Seligsohn Irrevocable Indenture
of Trust dated 7/29/93 FBO Scott Seligsohn

Dated: March 26, 2007	By:	/s/ Scott Seligsohn
Scott Seligsohn, Co-Trustee

Dated: March 26, 2007	By:	/s/ Lori S. Rubenstein
Lori S. Rubenstein, Co-Trustee

Dated: March 26, 2007	By:	/s/ Steven G. Winters
Steven G. Winters, Co-Trustee

Sherwin I. Seligsohn Irrevocable Indenture
of Trust dated 7/29/93 FBO Lori S. Rubenstein

Dated: March 26, 2007	By:	/s/ Scott Seligsohn
Scott Seligsohn, Co-Trustee

Dated: March 26, 2007	By:	/s/ Lori S. Rubenstein
Lori S. Rubenstein, Co-Trustee

Dated: March 26, 2007	By:	/s/ Steven G. Winters
Steven G. Winters, Co-Trustee

Dated: March 26, 2007		/s/ Scott Seligsohn
Scott Seligsohn

Dated: March 26, 2007		/s/ Lori S. Rubenstein
Lori S. Rubenstein

Dated: March 26, 2007		/s/ Steven G. Winters
Steven G. Winters, Co-Trustee

Dated: March 26, 2007		/s/ Joshua Averill
Joshua Averill